Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President and CEO
155 Inverness Drive West, Suite 200		James Ivey, CFO
Englewood, CO 80112-5000		Andy Schroeder, VP of Finance/Treasurer
(800) 730-8388	Phone:	(303) 290-8700
(303) 290-8700	E-mail:	investorrelations@markwest.com
(303) 290-8769 Fax	Website:	www.markwest.com

MarkWest Energy Partners, L.P., Reports 2004 Third Quarter Results

DENVER—November 4, 2004—MarkWest Energy Partners, L.P. (AMEX:  MWE) (the “Partnership”) today reported net income for the three months ended September 30, 2004, of $0.2 million, or negative $0.02 per diluted limited partner unit, compared to net income of $2.8 million, or $0.46 per diluted limited partner unit, for the third quarter of 2003. Interest expense increased significantly for the quarter, driven by our late 2003 acquisitions and our recent acquisition of the East Texas System. For the nine months ended September 30, 2004, the Partnership reported net income of $6.8 million, or $0.81 per diluted limited partner unit, compared to net income of $5.9 million or $1.03 per diluted limited partner unit, for the nine months ended September 30, 2003.

As a Master Limited Partnership, cash distributions to limited partners are largely determined based on Distributable Cash Flow (DCF). For the three months ended September 30, 2004, DCF was $11.6 million, compared to $5.0 million for the three months ended September 30, 2003. For the nine months ended September 30, 2004, DCF was $25.1 million, compared to $12.1 million for the nine months ended September 30, 2003. A reconciliation of DCF to our most directly comparable GAAP financial measure, net income, is provided at the end of this press release.

Income from operations for the third quarter more than doubled, increasing by $3.9 million relative to the same time period last year. Interest expense increased by $6.2 million, of which $2.9 million was due to amortization and write-off of deferred financing costs relating to the amended and restated credit facility entered into on July 30, 2004. The balance of the increase in interest expense is attributable to greater debt levels compared to 2003 and higher interest rates.

Year-to-date net income increased by $0.8 million over the comparable prior period, driven by the same combination of factors impacting the third quarter comparisons. Income from operations also nearly doubled, increasing by $8.4 million. Year-to-date net income increased over the comparable prior period primarily due to the strong contributions of our 2003 and 2004 acquisitions.

On October 25, 2004, the board of directors of the general partner of MarkWest Energy Partners, L.P., declared the Partnership’s quarterly cash distribution of $0.76 per common and subordinated unit for the third quarter of 2004. This distribution represents an increase of $0.02 per unit over the previous quarter’s distribution. The indicated annual rate is $3.04 per unit. The third quarter distribution is payable November 12, 2004, to unitholders of record on November 3, 2004.

Frank Semple, President and CEO, said, “We are very pleased with our third quarter results. Our core set of assets continued its consistent performance and the East Texas System remains on track to produce the results we anticipated. We also had a very successful quarter relative to our financing activities. We completed our equity offering in September issuing 2.3 million units for total net proceeds of approximately $100 million and, while after the end of the quarter, issued $225 million of senior unsecured notes in October at a 6 7/8% interest rate.”

# # #

MarkWest Energy Partners L.P. is a publicly traded master limited partnership with a solid core of midstream assets and growing core of gas transmission assets. It is the largest processor of natural gas in the Northeast, processing gas from the Appalachian basin and from Michigan. Its Northeast assets include natural gas processing facilities, liquids fractionation, transportation and storage facilities. It also has a growing asset base of gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form S-1, as amended, and our Forms 10-Q for the current year, as filed with the SEC.

MarkWest Energy Partners, L.P.
Financial Statistics

(in thousands of dollars except per unit amounts)

	Three Months Ended September 30, 2004	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2003
Statement of Operations Data
Revenues	$77,083	$31,412	$205,327	$78,741

Operating expenses:
Purchased product costs	51,635	18,510	146,695	45,325
Plant operating expenses and other expenses	8,380	5,396	20,801	14,900
Selling, general and administrative expenses	3,887	1,883	8,611	4,814
Depreciation	5,672	2,026	12,343	5,231
Total operating expenses	69,574	27,815	188,450	70,270

Income from operations	7,509	3,597	16,877	8,471

Other income (expense):
Interest expense, net	(7,089)	(847)	(9,891)	(2,592)
Miscellaneous income (expense)	(213)	17	(214)	51

Net income	$207	$2,767	$6,772	$5,930

General partner’s interest in net income	$330	$86	$858	$178
Limited partners’ interest in net income	$(123)	$2,681	$5,914	$5,752
Basic net income per limited partner unit	$(0.02)	$0.46	$0.81	$1.04
Diluted net income per limited partner unit	$(0.02)	$0.46	$0.81	$1.03
Weighted average units outstanding:
Basic	8,163	5,783	7,315	5,543
Diluted	8,183	5,833	7,340	5,593

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$10,358	$6,562	$24,808	$16,440
Investing activities	$(247,988)	$(13,012)	$(257,127)	$(52,391)
Financing activities	$241,796	$4,903	$236,603	$39,548

Other Financial Data
Distributable cash flow	$11,590	$4,995	$25,060	$12,064

	September 30, 2004	December 31, 2003	September 30, 2003
Balance Sheet Data
Working capital	$6,510	$2,564	$1,880
Total assets	$478,574	$212,978	$142,290
Total debt	$197,500	$126,200	$61,300
Partners’ capital	$244,799	$65,549	$67,912
Total debt to total book capitalization	45%	64%	45%

MarkWest Energy Partners, L.P.
Operating Statistics

	Three Months Ended September 30, 2004	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2003
Operating Data
Appalachia:
Natural gas processed for a fee (Mcf/d)(1)	196,000	204,000	201,000	198,000
NGLs fractionated for a fee (gallons/day)	489,000	511,000	474,000	449,000
NGL product sales (gallons)	10,710,000	10,771,000	32,638,000	29,142,000
Michigan:
Gas volumes processed for a fee (Mcf/d)	12,300	17,300	12,800	15,900
NGL product sales (gallons)	2,453,000	3,982,000	7,557,000	9,112,000
Crude oil transported for a fee (barrels/day) (2)	15,100	—	14,800	—
Southwest:
Gathering system throughput (Mcf/d):
East Texas System(3)	246,600	—	246,600	—
Foss Lake (OK)(4)	63,300	—	60,700	—
Appleby(5)	24,500	25,200	23,300	24,300
Other gathering systems(5)	15,500	21,300	17,700	21,100
Lateral throughput volumes (Mcf/d)(6)	97,200	43,600	83,100	43,600
NGL product sales (gal):
Arapaho (OK)(7)	12,174,000	—	28,686,000	—
East Texas System(3)	12,268,000	—	12,268,000	—

(1)	Includes throughput from our Kenova, Cobb and Boldman processing plants.
(2)	We acquired our Michigan Crude Pipeline in December 2003.
(3)	We acquired our East Texas System in late July 2004, gathering system throughput is measured on a daily basis for the period we owned the system.
(4)	We acquired our Foss Lake (OK) gathering system in December 2003.
(5)	We acquired our Pinnacle gathering systems in late March 2003.
(6)

Includes volumes from our Power-Tex (a/k/a the Lubbock Pipeline), which was acquired in September 2003 and our Hobbs Lateral pipeline, which was acquired in April 2004. The Power-Tex and Hobbs lateral pipelines are the only laterals we own that produce revenue on a per-unit-of-throughput basis. We receive a flat fee from our other lateral pipelines and, consequently, the throughput data from these lateral pipelines is excluded from this statistic.

(7)	We acquired our Arapaho (OK) processing plant in December 2003.

MarkWest Energy Partners, L.P.
Segment Operating Income and Reconciliation to Net Income

(in thousands of dollars)

	Appalachia	Michigan	Southwest	Total
Three Months Ended September 30, 2004
Revenue	$15,685	$3,998	$57,400	$77,083

Segment operating expenses:
Purchased product costs	7,869	1,077	42,689	51,635
Facility expenses	3,458	1,379	3,543	8,380
Depreciation	977	1,313	3,382	5,672
Total segment operating expenses	12,304	3,769	49,614	65,687

Segment operating income	$3,381	$229	$7,786	$11,396

Three Months Ended September 30, 2003
Revenue	$12,958	$3,124	$15,330	$31,412

Segment operating expenses:
Purchased product costs	5,476	916	12,118	18,510
Facility expenses	3,005	1,473	918	5,396
Depreciation	718	588	720	2,026
Total segment operating expenses	9,199	2,977	13,756	25,932

Segment operating income	$3,759	$147	$1,574	$5,480

	Three Months Ended September 30, 2004	Three Months Ended September 30, 2003

Reconciliation of Segment Operating Income to Net Income
Total segment operating income	$11,396	$5,480
Selling, general and administrative expenses	(3,887)	(1,883)
Interest expense, net	(7,089)	(847)
Miscellaneous income (expense)	(213)	17
Net income	$207	$2,767

MarkWest Energy Partners, L.P.
Segment Operating Income and Reconciliation to Net Income

(in thousands of dollars)

	Appalachia	Michigan	Southwest	Total
Nine Months Ended September 30, 2004
Revenue	$44,605	$11,548	$149,174	$205,327

Segment operating expenses:
Purchased product costs	21,701	2,897	122,097	146,695
Facility expenses	9,903	4,013	6,885	20,801
Depreciation	2,765	3,432	6,146	12,343
Total segment operating expenses	34,369	10,342	135,128	179,839

Segment operating income	$10,236	$1,206	$14,046	$25,488

Nine Months Ended September 30, 2003
Revenue	$36,898	$9,007	$32,836	$78,741

Segment operating expenses:
Purchased product costs	15,979	2,781	26,565	45,325
Facility expenses	9,009	4,004	1,887	14,900
Depreciation	2,149	1,762	1,320	5,231
Total segment operating expenses	27,137	8,547	29,772	65,456

Segment operating income	$9,761	$460	$3,064	$13,285

	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2003

Reconciliation of Segment Operating Income to Net Income
Total segment operating income	$25,488	$13,285
Selling, general and administrative expenses	(8,611)	(4,814)
Interest expense, net	(9,891)	(2,592)
Miscellaneous income (expense)	(214)	51
Net income	$6,772	$5,930

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(in thousands)

	Three Months Ended September 30, 2004	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2003

Net income	$207	$2,767	$6,772	$5,930
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,672	2,026	12,343	5,231
Amortization of deferred financing costs included in interest expense	3,145	264	3,781	702
Non-cash compensation expense	388	154	732	554
Other	224	11	234	20
Cash flow from operations prior to changes in working capital	9,636	5,222	23,862	12,437
Plus:
Third party costs incurred as part of credit facility amendments(1)	143	—	143	318
East Texas System July 2004 operating cash flow	2,050	—	2,050	—
Less:
Sustaining capital expenditures	(239)	(227)	(995)	(691)
Distributable cash flow (2)	$11,590	$4,995	$25,060	$12,064

Sustaining capital expenditures	$239	$227	$995	$691
Expansion capital expenditures	4,909	563	10,264	1,243
Total capital expenditures	$5,148	$790	$11,259	$1,934

(1)          Transaction costs associated with capital-raising activities are not considered reductions to Distributable Cash Flow under the terms of our partnership agreement.

(2)          Distributable Cash Flow provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. You should not consider Distributable Cash Flow as an alternative to net income, income before taxes, cash flow from operations, or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Our Distributable Cash Flow may not be comparable to similarly titled measures of other entities.